[Letterhead of Willkie Farr & Gallagher LLP]

November 14, 2006

Legg Mason Partners Managed Municipals Fund, Inc.

125 Broad Street

New York, New York 10004

Ladies and Gentlemen:

You have requested us, as counsel to Legg Mason Partners Managed Municipals Fund, Inc. (the “Company”), a corporation organized under the laws of the State of Maryland, to furnish you with this opinion in connection with Post-Effective Amendment No. 1 (the “Amendment”) to the Company’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), to be filed with the Securities and Exchange Commission on or about November 14, 2006. The Registration Statement registered shares of Class A Common Stock, $.001 par value per share, Class B Common Stock, $.001 par value per share, Class C Common Stock, $.001 par value per share, and Class Y Common Stock, $.001 par value per share, of the Company (collectively, the “Shares”), to be issued pursuant to (i) an Agreement and Plan of Reorganization, among (a) the Company, (b) Legg Mason Partners Municipal Funds, a Massachusetts business trust, on behalf of its series Legg Mason Partners National Municipals Fund (“LMP National Municipals Fund”), Legg Mason Partners Georgia Municipals Fund (“LMP Georgia Municipals Fund”) and Legg Mason Partners Florida Municipals Fund (“LMP Florida Municipals Fund”), and (c) solely with respect to certain aspects, Legg Mason Partners Fund Advisor, LLC (the “Advisor”); (ii) an Agreement and Plan of Reorganization, among (a) the Company, (b) Salomon Funds Trust, a Massachusetts business trust, on behalf of its series Salomon Brothers National Tax Free Bond Fund (“National Tax Free Bond Fund”), and (c) solely with respect to certain aspects, the Advisor; and (iii) an Agreement and Plan of Reorganization, among (a) the Company, (b) Legg Mason Partners Arizona Municipals Fund, Inc., a corporation organized under the laws of the State of Maryland (each of Legg Mason Partners Arizona Municipals Fund, Inc., LMP National Municipals Fund, LMP Georgia Municipals Fund, LMP Florida Municipals Fund and National Tax Free Bond Fund, an “Acquired Fund”), and (c) solely with respect to certain aspects, the Advisor (each, an “Agreement” and, together, the “Agreements”). The Agreements provide for the proposed acquisition by the Company of all of the assets of each Acquired Fund solely in exchange for the Shares and the assumption by the Company of all of the liabilities of each Acquired Fund.

We have examined the Amendment, substantially in the form in which it is to be filed, the Company’s Charter and By-Laws, each as amended, resolutions adopted by the Board of Directors of the Company

Legg Mason Partners Managed Municipals Fund, Inc.

November 14, 2006

relating to the authorization of the sale and issuance of the Shares and the approval of the Agreements (the “Resolutions”) and the forms of the Agreements to be included in the Proxy Statement/Prospectus included in the Registration Statement. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the materials described above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Company and others, which facts we have not independently verified. We have further assumed that the Agreements will be duly executed and delivered in substantially the same form as that included in the Registration Statement and that upon such execution and delivery, it will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Based upon the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and (assuming that, upon any issuance of the Shares, the total number of shares of each series and class of Common Stock. $.001 par value per share (the “Common Stock”) of the Company, issued and outstanding will not exceed the total number of shares of each series and class of Common Stock that the Company is then authorized to issue under the Charter), when and if issued and delivered against payment therefor in accordance with the Resolutions, the Agreements and the Articles Supplementary classifying and designating the Shares, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the reference to us in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the laws of the State of Maryland, we have relied upon the opinion of Venable LLP (which is attached hereto).

Very truly yours,

/s/    Willkie Farr & Gallagher LLP